Exhibit 99.1

Unaudited Consolidated Financial Statements Lehigh Valley Associates and Subsidiary As of and for the Year Ended December 31, 2017

Lehigh Valley Associates and Subsidiary
Unaudited Consolidated Financial Statements
As of and for the Year Ended December 31, 2017

Lehigh Valley Associates and Subsidiary
Unaudited Consolidated Balance Sheet

December 31
2017
Assets
Investment property, at cost	$89,159,958
Less accumulated depreciation	53,392,594
35,767,364

Cash and cash equivalents	2,711,025
Tenant receivables, net of allowance for credit losses of $176,248	498,265
Accrued straight-line rent	2,554,277
Deferred costs, net	1,025,918
Other assets	1,823,741
Total assets	$44,380,590

Liabilities and partners’ deficit
Mortgage notes payable	$198,441,376
Accounts payable and accrued expenses	3,802,309
Capital expenditures payable	1,453,524
Total liabilities	203,697,209

Partners’ deficit	(159,316,619)
Total liabilities and partners’ deficit	$44,380,590

The accompanying notes are an integral part of these unaudited consolidated statements.

Lehigh Valley Associates and Subsidiary
Unaudited Consolidated Statement of Operations

For the Year Ended
December 31
2017
Revenue:
Minimum rent	$21,674,741
Overage rent	213,035
Tenant reimbursements	12,585,144
Other income	320,482
Total revenue	34,793,402

Expenses:
Property operating	3,777,334
Depreciation and amortization	3,611,259
Real estate taxes	3,259,024
Repairs and maintenance	974,013
Advertising and promotion	814,961
Recovery of credit losses	(269,468)
Other	321,689
Total expenses	12,488,812

Operating income	22,304,590
Prepayment penalty for early payoff of debt	3,114,407
Interest expense	7,792,506
Net income	$ 11,397,677

The accompanying notes are an integral part of these unaudited consolidated statements.

Lehigh Valley Associates and Subsidiary
Unaudited Consolidated Statement of Operations

	PREIT	Kravco Simon
	Associates, L.P.	Investments, L.P.
	and Affiliate	and Affiliate
	(General Partner	(General Partner
	and Limited	and Limited
	Partner)	Partner)	Total

Partners’ percentage equity interest	50.0%	50.0%	100.0%

Partners’ deficit at January 1, 2017	$(41,654,041)	$(41,654,053)	$(83,308,094)
Distributions	(43,703,101)	(43,703,101)	(87,406,202)
Net income	5,698,838	5,698,839	11,397,677
Partners’ deficit at December 31, 2017	$(79,658,304)	$(79,658,315)	$(159,316,619)

The accompanying notes are an integral part of these unaudited consolidated statements.

Lehigh Valley Associates and Subsidiary
Unaudited Consolidated Statement of Cash Flows

For the Year Ended
December 31
2017
Cash flows from operating activities
Net income	$11,397,677
Adjustments to reconcile net income to net
cash provided by operating activities:
Straight-line rent	194,851
Depreciation and amortization	3,817,535
Amortization of tenant inducements	127,017
Recovery of credit losses	(269,468)
Prepayment penalty	3,114,407
Changes in assets and liabilities:
Tenant receivables	229,452
Deferred costs and other assets	(999,432)
Accounts payable and accrued expenses	(1,548,130)
Net cash provided by operating activities	16,063,909

Cash flows from investing activities
Capital expenditures	(1,805,636)
Change in capital expenditures payable	751,709
Net cash used in investing activities	(1,053,927)

Cash flows from financing activities
Proceeds from new mortgage, net of deferred
financing costs of $1,035,668	198,964,332
Repayment of previous mortgage note payable	(124,576,276)
Prepayment penalty	(3,114,407)
Mortgage principal payments	(2,673,163)
Distributions to partners	(87,406,202)
Net cash used in financing activities	(18,805,716)

Decrease in cash and cash equivalents	(3,795,734)
Cash and cash equivalents, beginning of year	6,506,759
Cash and cash equivalents, end of year	$2,711,025

The accompanying notes are an integral part of these unaudited consolidated statements.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

1. General
Lehigh Valley Associates (the Partnership) is a Pennsylvania limited partnership. On June 2, 2006, the Partnership formed Mall at Lehigh Valley, L.P. (the Mall), a Delaware limited partnership. The Partnership transferred all the assets and liabilities related to its regional shopping center and an office building (the Property), located in Whitehall, Pennsylvania, to the Mall in exchange for 100% ownership therein. The Partnership also entered into a lease agreement for the Property with its wholly owned subsidiary. The intercompany lease is eliminated in the accompanying consolidated financial statements. The Property leases space to retailers (national and international chains and locally owned stores) in the ordinary course of business.
The Partnership will terminate on December 31, 2073, unless terminated earlier as provided for in the agreement. Income, losses, and distributions are allocated to the partners in proportion to their respective ownership interests.
The Partnership is owned 50% by PREIT Associates, L.P. and its wholly owned subsidiary (general and limited partner), 49.5% by Kravco Simon Investments, L.P. (KSI, limited partner), and 0.5% by Delta Ventures, Inc. (DV, general partner). DV is a wholly owned subsidiary of KSI. KSI is owned by Simon Property Group, L.P. (SPG, L.P.).
Simon Property Group, Inc. (SPG), a publicly traded real estate investment trust (REIT), owned a controlling 86.9% of SPG, L.P. at December 31, 2017.
2. Summary of Significant Accounting Policies
Consolidation
The accompanying consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, the Mall. All significant intercompany balances and transactions have been eliminated. Hereafter, references to the Partnership include Lehigh Valley Associates and its wholly owned subsidiary, the Mall.
Use of Estimates
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

2. Summary of Significant Accounting Policies (continued)
liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. Actual results could differ from these estimates.
Investment Property
Investment property is recorded at cost. Investment property includes costs of acquisition, development, predevelopment and construction, tenant allowances and improvements, and interest and real estate taxes incurred during construction. Certain improvements and replacements from repairs and maintenance are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred. Depreciation on building and improvements is provided utilizing the straight-line method over an estimated original useful life, which is generally 10 to 35 years. Depreciation on tenant allowances and improvements is provided utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Depreciation on equipment and fixtures is provided utilizing the straight-line method over five to ten years.
Investment property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of investment property may not be recoverable. These circumstances include, but are not limited to, declines in cash flows, ending occupancy, and comparable sales per square foot. Impairment of investment property is measured when estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent that impairment has occurred, the excess of carrying value of the property over its estimated fair value is charged to expense.
Deferred Costs, Net
Deferred costs consist primarily of leasing commissions and related costs, and tenant inducements. Deferred leasing costs are amortized on a straight-line basis over the terms of the related leases. Tenant inducements represent payments to tenants that do not qualify as tenant allowances or improvements. Tenant inducements are amortized as a reduction to minimum rent on a straight-line basis over the term of the related lease.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

2. Summary of Significant Accounting Policies (continued)
Deferred costs, net, consist of the following at December 31:

2017
Leasing costs and other	$1,428,140
Tenant inducements	1,526,841
2,954,981
Less accumulated amortization	1,929,063
$1,025,918

Depreciation and amortization in the accompanying Consolidated Statement of Operations includes amortization of deferred leasing costs of $227,479 for the year ended December 31, 2017. Minimum rent in the accompanying Consolidated Statement of Operations is reduced by amortization of tenant inducements of $127,017 for the year ended December 31, 2017. The Partnership wrote off $241,320 of fully amortized deferred costs during 2017.
Revenue Recognition
The Partnership, as a lessor, has retained substantially all of the risks and benefits of ownership of the Property and accounts for its leases as operating leases. Minimum rents are accrued on a straight-line basis over the terms of their respective leases. Substantially all of the retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. The Partnership recognizes overage rents only when each tenant’s sales exceed its sales threshold.
Leases are typically structured to allow the Partnership to recover a significant portion of property operating and repairs and maintenance expenses (referred to herein as CAM), as well as other expenses such as real estate taxes and advertising and promotion expenses from the tenants. Such property operating expenses typically include utility, insurance, security, janitorial, landscaping, food court, and other administrative expenses. The Partnership accrues reimbursements from tenants for recoverable portions of all of these expenses as revenue in the period the applicable expenditures are incurred. The Partnership receives a fixed payment from most tenants for the CAM component, which is recorded as revenue when earned. When not reimbursed by the fixed CAM component, CAM expense reimbursements are based on the tenant’s proportionate share of the allocable operating expenses and CAM capital expenditures for the property.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

2. Summary of Significant Accounting Policies (continued)
The Partnership receives payments for these reimbursements from substantially all tenants throughout the year. This reduces the risk of loss on uncollectible accounts once the Partnership performs the final year-end billings for recoverable expenditures. Differences between actual and estimated tenant reimbursements are recognized in the subsequent year. Advertising and promotion costs are expensed as incurred.
Allowance for Credit Losses
A provision for credit losses is recorded based on management’s judgment of tenant creditworthiness, ability to pay, and probability of collection. Accounts are written off when they are deemed to be no longer collectible. In addition, the retail sector in which the tenant operates and the historical collection experience in cases of bankruptcy are considered, if applicable.
Income Taxes
As a partnership, the allocated share of the operating results for each period is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the Partnership’s consolidated financial statements. Management evaluates the potential that the Partnership may be subject to income taxes in the future. As of December 31, 2017, there were no uncertain tax positions that had a material impact on the Partnership’s consolidated financial statements.
Fair Value Measurements
Level 1 fair value inputs are quoted prices for identical items in active, liquid, and visible markets, such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect the Partnership’s best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation estimate. The Partnership has no investments for which fair value is measured on a recurring basis using Level 3 inputs.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

2. Summary of Significant Accounting Policies (continued)
Cash and Cash Equivalents
All highly liquid investments purchased with an original maturity of 90 days or less are considered cash and cash equivalents. Cash equivalents are carried at cost, which approximates market value. The Partnership places cash and cash equivalents with institutions with high credit quality. However, at certain times, such cash and cash equivalents may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits.
Cash paid for interest by the Partnership was $8,126,352 during 2017.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue From Contracts With Customers. ASU 2014-09 amends the existing accounting standards for revenue recognition. The new standard provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers. The guidance also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property, including real estate.
The Partnership’s revenues impacted by this standard primarily include other ancillary income earned. Upon adoption of the new guidance, the amount and timing of revenue recognition will be consistent with the prior treatment. The Partnership adopted the standard using the modified retrospective approach on January 1, 2018, and there was no cumulative effect adjustment to recognize.
In February 2016, the FASB issued ASU 2016-02, Leases, which will result in lessees recognizing most leased assets and corresponding lease liabilities on the balance sheet. Lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASU 2014-09, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

2. Summary of Significant Accounting Policies (continued)
Substantially all of the Partnership’s revenues are earned from arrangements that are within the scope of ASU 2016-02. Upon adoption of ASU 2016-02, consideration related to non-lease components identified in the Partnership’s lease arrangements will be accounted for using the guidance in ASU 2014-09, which would (i) necessitate that management reallocate consideration received under many of the lease arrangements between the lease and non-lease component, (ii) result in recognizing revenue allocated to the primary non-lease component (consideration received from fixed common area maintenance arrangements) on a straight-line basis, and (iii) require separate presentation of revenue recognized from lease and non-lease components on the statement of operations. However, on January 5, 2018, the FASB issued an Exposure Draft that proposes targeted improvements to ASU 2016-02, which include creating a practical expedient that would provide lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single component. If the FASB adopts this proposed update, the Partnership believes it would meet the criteria to account for lease and non-lease components as a single component, which would alleviate the requirement upon adoption of ASU 2016-02 that the Partnership would reallocate or separately present lease and non-lease components. The Partnership would, however, recognize consideration received from fixed common area maintenance arrangements on a straight-line basis.
The Partnership will adopt ASU 2016-02 and any subsequent amendments beginning in 2019. In the Exposure Draft issued on January 5, 2018, the FASB also proposed a transition option that would permit the application of the new guidance as of the adoption date rather than to all periods presented. The Partnership is currently evaluating the impact that the adoption of the new standard and the recently issued Exposure Draft will have on its consolidated financial statements and method of adoption.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

3. Investment Property
Investment property consists of the following at December 31:

2017

Land	$5,738,037
Building and improvements	81,221,937
Total land, building, and improvements	86,959,974

Furniture, fixtures, and equipment	2,199,984
Investment property, at cost	89,159,958

Less accumulated depreciation	53,392,594
Investment property, at cost, net	35,767,364

Investment property includes $1,777,503 of work-in-progress at December 31, 2017. The Partnership wrote off $1,731,152 of fully depreciated assets during fiscal year 2017.
4. Mortgage Note Payable
The Partnership, through its subsidiary the Mall, had a mortgage note payable with an original principal balance of $140,000,000 (the Old Note), which bore interest at a fixed rate of 5.88% and required monthly principal and interest payments of $828,600 through its maturity date of July 5, 2020. The principal amount outstanding on the Old Note was $126,700,378 as of December 31, 2016.
On October 13, 2017, the Mall refinanced the loan for a $200,000,000 mortgage note (the New Note), which bears interest at a fixed rate of 4.056% and requires monthly principal and interest payments of $961,299 beginning December 1, 2017, through its maturity date of November 1, 2027. The new mortgage note is secured by the investment property and related rents and leases of the Partnership.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

4. Mortgage Note Payable (continued)
In connection with the refinancing, the Partnership incurred financing costs of $1,035,668, which was recorded as a reduction to the mortgage note balance on the accompanying Consolidated Balance Sheet and is being amortized on a straight-line basis over the term of the New Note. The majority of the proceeds from the New Note were used to pay down the outstanding balance of the Old Note and accrued interest, including a prepayment penalty of $3,114,407, which is reflected in the Consolidated Statement of Operations. The remaining proceeds were distributed to the partners.
The New Note also requires a monthly rollover reserve escrow deposit until a reserve cap of $2,994,258 is met. The escrow balance as of December 31, 2017, is $690,201.
If a trigger event occurs (debt service coverage ratio, as defined, falls below 1.5 to 1 for two consecutive quarters based upon the trailing four quarters), the Partnership will be required to establish a cash management account under the sole dominion and control of the lender. As of December 31, 2017, no such triggering event has occurred.
As of December 31, 2017, scheduled principal repayments on the mortgage note, over the next five years and thereafter, are as follows:

2018	$3,398,112
2019	3,540,518
2020	3,666,476
2021	3,842,543
2022	4,003,574
Thereafter	180,999,717
Mortgage note payable	199,450,940
Deferred financing costs, net	(1,009,564)
Mortgage note payable, net	$198,441,376

Financing fees incurred to obtain long-term financing are recorded as a reduction to the related debt obligation. These deferred financing costs are amortized to interest expense in the accompanying Consolidated Statement of Operations on a straight-line basis over the term of the respective debt agreement. As of December 31, 2017, the balance of the mortgage note payable is net of unamortized deferred financing costs of $1,009,564.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

4. Mortgage Note Payable (continued)
During the year ended December 31, 2017, amortization of deferred financing costs totaled $206,276.
Based on the borrowing rates currently available to the Partnership for loans with similar terms and maturities, the fair value of the mortgage note at December 31, 2017, was approximately $197,700,000, and the estimated discount rate was 4.41%.
5. Rentals Under Operating Leases
The Partnership receives rental income from the leasing of retail space under operating leases. The leases also provide for the tenants to pay electricity charges to an affiliate of KSI. Future minimum rentals to be received under noncancelable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses and percentage rent based on tenant sales volume, as of December 31, 2017, are as follows:

2018	$16,734,832
2019	13,320,136
2020	12,142,019
2021	10,730,111
2022	8,716,358
Thereafter	11,642,486
$73,285,942

6. Commitments and Contingencies
Litigation
The Partnership currently is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Partnership other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on the Partnership’s consolidated financial position or results of operations.

Lehigh Valley Associates and Subsidiary

Notes to Unaudited Consolidated Financial Statements

As of and for the Year Ended December 31, 2017

7. Related-Party Transactions
The Partnership has a management agreement with an affiliate of SPG, L.P. A management fee based on rental income, as defined by the agreement, is charged for management services and is included in property operating expenses in the accompanying Consolidated Statement of Operations. In addition, the affiliate is compensated for other services provided beyond the scope of the management fees, including leasing, consulting, legal, technical, and other services, which are also included in property operating expenses in the accompanying Consolidated Statement of Operations, unless capitalized. Certain commercial general liability and property damage insurance is provided to the Partnership by affiliates of SPG, L.P. Insurance premiums charged to the Partnership are included in property operating expenses in the accompanying Consolidated Statement of Operations. Also, certain national advertising and promotion programs are provided to the Partnership by affiliates of SPG, L.P., and these charges are included in advertising and promotion expense in the accompanying Consolidated Statement of Operations.

A summary of the fees described above and charged by affiliates is as follows:

Related-Party Fees and Compensation	2017

Management fees	$986,159
Insurance	294,455
Advertising and promotion	362,763
Other services	226,941
Total fees and compensation expensed	1,870,318

Capitalized leasing and other fees	287,168
Total fees and compensation	2,157,486

During 2017, the Partnership was charged $253,390 for electricity usage by an affiliate of SPG, L.P. These charges are included in property operating expenses in the accompanying Consolidated Statement of Operations.
At December 31, 2017, $289,003 was payable to the affiliate and is included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheet.